Exhibit 99.2

Filed by Liberty Media Corporation Pursuant to Rule 425

Under the Securities Act of 1933 and deemed filed pursuant to

Rule 14a-6(b) of the Securities Exchange Act of 1934.

Subject Company: Liberty Media Corporation

Commission File No.: 001-33982

Subject Company: Liberty CapStarz, Inc.

Commission File No.: 333-171201

Excerpts from the Transcript of the
Liberty Media Corporation Annual Meeting
held on September 7, 2011

Question

All right. And then I wondered if you could comment on the appeal process, your preparations for the appeal at Liberty Interactive and whether in that preparation process you’ve learned anything that affects your view of the nature and timing of the appeal?

John Malone — Liberty Media Corp.

There is a hearing on September 14th. All of the filings that were — need to, required to be done in advance of that hearing have been made and the belief is that there’s no new material that came out in the filings post the first trial ruling and the new filings by ourselves or by the other side that’s radical. The September 14th hearing is likely to be largely a restatement of what has already been filed and already been on the record. There’s not an argument much about changing the facts, it’s an argument about looking at the facts differently that they must make. We don’t believe that they will be successful in making that.

Gregory B. Maffei — Liberty Media Corp.

My preparation, I believe management’s preparation, for that September 14th hearing is zero because we’re not there. It’s just the lawyers. Unlike when we were in February when we had extensive testimony by John and myself and Dave Flowers. This time there’s just lawyers. Our hope would be that we have the September 14th hearing as a very quick ruling where the Supreme Court, the infinitely wise Supreme Court of Delaware turns around and says that judge was right and affirms what was already said.

Question

A couple of issues related to the Delaware situation. First of all, with the hearing on the 14th, is it likely to split off, you know this would all take effect this month? Or how long do you think all that will take?

John Malone — Liberty Media Corp.

[W]e’re hoping the Delaware Supreme Court hears the arguments, our arguments on the 14th, looks at the — had already read the briefs and says thank you and turns around and forms the decision the next day. That’s our hope. That’s our belief that, that’s the highest likelihood position and that we will get it done during the month of September.

Question

So as soon as they rule then...

John Malone — Liberty Media Corp.

It’s done then in fairly short order.

Question

And could you just talk about with the new corporate structure going forward, to which companies would you be making investments in? And public companies or assets? And for Liberty Starz, would you be doing it with Starz or doing it through other companies?

Gregory B. Maffei — Liberty Media Corp.

No, no. We, all three — all three tracking stocks today have more of adequate liquidity. So one of our challenges, we would love to go out and take advantage of low cost debt but right now we’d be raising more capital to put it into even lower-cost interest bearing and assets.

Question

Negative carry?

Gregory B. Maffei — Liberty Media Corp.

Negative carry big time. So we certainly look with longing at 2% treasuries and relatively tight corporate spreads over that but we don’t have anything clever to do with the existing cash. So we don’t want to raise more as John said.

John Malone — Liberty Media Corp.

That’s fair to say we’ve been pretty frozen by the split-off interregnum and so you can probably expect a lot more activity by us post split-off. I’m not saying what kind of activity. It could just be stock repurchase but there are a number of things we’d like to pursue. We have a lot of liquidity and it would be a very good time to do acquisitions on a levered basis. That’s not saying that we’ve got a bunch of them identified. Right now, the cheapest thing around is our own stock, in our view.

Question

So just talk about with the different companies, would you be using all of the different assets in terms of making investments or [indiscernible]?

John Malone — Liberty Media Corp.

Investments in general, without making absolute statements, investments in general fit better within Liberty Capital and acquisitions would make more sense inside Liberty Interactive and Starz. On the other hand, I’ve got to tell you, on the margin we’d always rather do an acquisition or at least control because we’ve determined the balance sheet; we have ultimate authority on the strategic direction. We have ultimate authority on our path to liquidity. That’s a lot easier. So our first choice would always be an acquisition. That’s not always available so we’re sometimes moved into quasi-controlled positions like SIRIUS or even though at Live Nation we’re cutting 21.5% of the stock, we clearly have a fair amount of influence and management looks to us and we’re very much simpatico. So that’s a positive. There are other conditions, places we’re owning over 30% of the stock doesn’t give you much influence so you really have to look at what the conditions — at where you are.

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Forward Looking Statements

The foregoing transcript includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about financial guidance, business strategies, market potential, future financial performance, new service and product launches, the proposed split-off of the Liberty Capital and Liberty Starz tracking stock groups and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Liberty Media, changes in law and government regulations that may impact the derivative instruments that hedge certain of our financial risks and the satisfaction of the conditions to the proposed split-off. These forward-looking statements speak only as of the date of the transcript, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including the most recent Form 10-Q and 10-K, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media’s business which may affect the statements made in this presentation.

Additional Information

Nothing in the foregoing transcript shall constitute a solicitation to buy or an offer to sell shares of the split-off entity or any of Liberty Media’s tracking stocks. The offer and sale of shares in the proposed split-off will only be made pursuant to the registration statement of the split-off entity, which has been declared effective by the SEC. Liberty Media stockholders and other investors are urged to read the registration statement filed with and declared effective by the SEC, including the proxy statement/prospectus contained therein, because they contain important information about the split-off. Copies of these SEC filings are available free of charge at the SEC’s website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein will also be available, without charge, by directing a request to Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5408.